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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 811-08284

                               Saffron Fund, Inc.
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             (Exact name of registrant as specified in its charter)

           c/o UBS Global Asset Management (US), 51 West 52nd Street,
                        New York, NY 10019 (212) 882-5000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         Common Stock, par value $0.001 per share, of Saffron Fund, Inc.
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)      [ ]              Rule 12h-3(b)(1)(i)      [X]
       Rule 12g-4(a)(1)(ii)     [ ]              Rule 12h-3(b)(1)(ii)     [ ]
       Rule 12g-4(a)(2)(i)      [ ]              Rule 12h-3(b)(2)(i)      [ ]
       Rule 12g-4(a)(2)(ii)     [ ]              Rule 12h-3(b)(2)(ii)     [ ]
                                                 Rule 15d-6               [ ]

     Approximate number of holders of record as of the certification or notice
date:       0
      --------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Saffron
Fund, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    August 30, 2004                     By: /s/ Rose Ann Bubloski
     -------------------------------             -----------------------------
                                                 Name:  Rose Ann Bubloski
                                                 Title: Treasurer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                    PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION
                    CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS
SEC 2069 (09-03)    THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.